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                                                                 Exhibit (d)(19)

                       WAIVER OF SPECIFIED PREMIUM RIDER

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                 THIS RIDER DOES NOT GUARANTEE THAT YOUR POLICY
                             WILL REMAIN IN FORCE.
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DEFINITIONS                              (a)  occurs on or after the Effective
Capitalized terms not defined in this         Date; and
rider will have the meaning given in
the Policy.                              (b)  occurs while this rider is in
                                              force; and
ACCIDENT means something out of the
usual course of events that:             (c)  is not excluded by specific name
                                              or specific description in this
(a)  happens: (1) suddenly and                rider.
     unexpectedly; and (2) without the
     design or intent of the person      COVERED INSURED means each person who
     injured; and (3) wholly and         has coverage under this rider as shown
     entirely independent of disease,    on the Policy Schedule.
     bodily infirmity, illness,
     infection or any other physical     COVERED SICKNESS means a Sickness that:
     condition; and
                                         (a)  first manifests itself to the
(b)  causes injury, loss or damage to         Covered Insured on or after the
     the Covered Insured that must            Effective Date; and
     occur within 60 days of the
     accident.                           (b)  occurs while this rider is in
                                              force; and
COMPLICATION(S) OF PREGNANCY means a
condition (when the pregnancy is not     (c)  is not excluded by specific name
terminated except as provided below)          or specific description in this
the diagnosis of which is distinct from       rider.
pregnancy but which is adversely
affected by pregnancy or caused by       EFFECTIVE DATE
pregnancy, and include: acute            The Effective Date of this rider is the
nephritis, nephrosis, cardiac            Date of Issue, unless a later Effective
decompensation, missed abortion and      Date is shown on the Policy Schedule.
similar medical and surgical conditions
of comparable severity, a non-elective   ELIMINATION PERIOD means the period of
cesarean section, an ectopic pregnancy   180 consecutive days during which the
which is surgically terminated or        Covered Insured must be continuously
spontaneous termination of pregnancy     and Totally Disabled prior to being
which occurs during a period of          eligible for Benefits under this rider.
gestation when a viable birth is not     No Benefits are payable during the
possible; and pernicious vomiting        Elimination Period.
(hyperemesis gravidarum), preeclampsia
and toxemia with convulsions (eclampsia  GAINFULLY EMPLOYED means employed or
of pregnancy).                           self-employed for monetary gain or
                                         reward in any business, trade,
Complications of Pregnancy do not        profession, vocation, calling or
include false labor, occasional          occupation for at least 30 hours per
spotting, physician-prescribed rest      week, but shall not include avocations
during the period of pregnancy, morning  or hobbies.
sickness and similar conditions which,
although associated with the management IMMEDIATE FAMILY MEMBER means a person of a difficult pregnancy and back pain, who is related to the Covered Insured
are not medically classified as          or Owner in any of the following ways:
distinct Complications of Pregnancy.     spouse, brother-in-law, sister-in-law,
                                         son-in-law, daughter-in-law,
CONCURRENT DISABILITY means a            mother-in-law, father-in-law, parent
disability caused by more than one       (includes stepparent), grandparent,
condition, whether the conditions are    brother or sister (includes stepbrother
related or unrelated.                    or stepsister), child (includes legally
                                         adopted child or stepchild), or
COVERED ACCIDENT means an Accident       grandchild.
that:

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JOB means work in which the Covered      REGULAR JOB is the Covered Insured's
Insured engages for pay and/or           Job at which the Covered Insured is
benefits.                                Gainfully Employed at the time Total
                                         Disability begins.
MATERIAL AND SUBSTANTIAL DUTY/DUTIES
means those duties that are normally     RIDER ANNIVERSARY means the date
required to be performed at the Covered  exactly one year subsequent to the
Insured's Regular Job or Job, as         Effective Date of the Covered Insured's
applicable, and cannot be reasonably     coverage under this rider and the same
modified or omitted.                     date in each subsequent year.

Performing a duty at a particular work   SATISFACTORY PROOF means proof
site, place or building is not a         determined to be satisfactory by Us.
Material and Substantial Duty of a
Covered Insured's Regular Job or Job,    SICKNESS means a disease, bodily
as applicable, provided the Covered      infirmity, illness, infection or any
Insured's employer will allow the        other physical condition that affects
Covered Insured to perform such duty at  the Covered Insured, and is wholly
a different work site, place or          independent of an Accident.
building.
                                         SUBSEQUENT TOTAL DISABILITY means a
MONTH means a consecutive 30-day         separate Total Disability that:
period.
                                         (a)  results from a condition or cause
MONTHLY BENEFIT means the monthly             different from that which caused
Benefit amount payable under this rider       the previously covered Total
due to the Covered Insured's Total            Disability;
Disability as shown on the Policy
Schedule.                                (b)  occurs at least 14 days after the
                                              end of the previously covered
POLICY means the policy to which this         Total Disability; and
rider is attached.
                                         (c)  occurs after the Covered Insured
PHYSICIAN means a legally qualified           has been Gainfully Employed, for
practitioner of the healing arts              at least 14 days, performing the
licensed in the United States or its          Material and Substantial Duties of
territories by a federal, state or            his/her Job and is no longer
territorial licensing authority for           qualified to receive Monthly
such practitioners. Physician does not        Benefits.
include:
                                         SUCCESSIVE TOTAL DISABILITY means a
(a)  the Covered Insured or the Owner;   Total Disability that:
     or
                                         (a)  results from the same or related
(b)  any Immediate Family Member; or          condition or cause as a previously
                                              covered Total Disability; and
(c)  any person who customarily resides
     in the same household as the        (b)  occurs six Months or more from the
     Covered Insured or the Owner.            date the previous period of Total
                                              Disability ended.
RECURRENT TOTAL DISABILITY means a
Total Disability that:                   TOTAL DISABILITY/TOTALLY DISABLED means
                                         a condition that, solely as a result of
(a) results from the same or a related a Covered Accident or Covered Sickness, condition or cause as a previously affects the Covered Insured:
     covered Total Disability; and
                                         (a)  during the Elimination Period and
(b)  occurs less than six Months from         some or all of the first 24 Months
     the date the previous period of          following the Elimination Period
     Total Disability ended.                  so that the Covered Insured is:

REGULAR AND APPROPRIATE CARE means
regular medical care by a Physician
that is appropriate for the
condition(s) that Totally Disabled the
Covered Insured, and that is provided
at such intervals and frequency as will
lead to the Covered Insured's return to
the duties of his or her Regular Job or
Job, as applicable.

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     1.   continuously and totally       (d)  the Termination Date of the
          unable to perform the               Policy;
          Material and Substantial
          Duties of the Covered          Any Monthly Benefit due under this
          Insured's Regular Job; and     Policy will be paid monthly on the
                                         monthly Deduction Day. If Benefits are
     2.   not Gainfully Employed; and    payable for a period that is shorter
                                         than 30 consecutive days, We will pay
     3.   under the Regular and          Benefits of one-thirtieth (1/30) of the
          Appropriate Care of a          Monthly Benefit for each day of Total
          Physician for treatment        Disability during that period.
          arising from and related to a
          Covered Accident or Covered    PAYMENT OF THE MONTHLY BENEFIT DOES NOT
          Sickness; or                   GUARANTEE THAT THE POLICY WILL REMAIN
                                         IN FORCE. YOU MAY BE REQUIRED TO PAY
(b)  after the first 24 Months           PREMIUMS DURING THE TOTAL DISABILITY OF
     following the Elimination Period    THE COVERED INSURED TO MAINTAIN THE
     so that the Covered Insured is:     POLICY IN FORCE TO THE MATURITY DATE.

     1.   continuously and totally       SUCCESSIVE TOTAL DISABILITY
          unable to perform the          If the Covered Insured incurs a
          Material and Substantial       Successive Total Disability, any
          Duties of any Job for which    Monthly Benefit that may become payable
          the Covered Insured is         will be calculated as if no Monthly
          qualified, based on            Benefit had previously been paid. The
          education, training or         Elimination Period must begin again.
          experience; and
                                         RECURRENT TOTAL DISABILITY
     2.   not Gainfully Employed; and    If the Covered Insured incurs a
                                         Recurrent Total Disability, any Monthly
     3.   under the Regular and          Benefit that may become payable will be
          Appropriate Care of a          calculated with no new Elimination
          Physician for treatment        Period.
          arising from and related to a
          Covered Accident or Covered    SUBSEQUENT TOTAL DISABILITY
          Sickness.                      If the Covered Insured incurs a
                                         Subsequent Total Disability, any
We will also consider the following      Monthly Benefit that may become payable
losses to be Total Disability:           will be calculated as if no Monthly
                                         Benefit had previously been paid. The
(a)  the complete and irrevocable loss   Elimination Period must begin again.
     of the sight of both eyes; or
                                         CONCURRENT TOTAL DISABILITY
(b)  the complete loss by severance at   If the Covered Insured incurs a
     or above the wrist or ankle joint   Concurrent Total Disability, any
     of both hands, both feet, or one    Monthly Benefit payable for Total
     hand and one foot.                  Disability will be paid as if the
                                         Covered Insured were Totally Disabled
BENEFITS                                 due to only one condition. We will not
If We receive Satisfactory Proof of the  increase the Monthly Benefit for a
Covered Insured's Total Disability, We   Concurrent Total Disability.
will pay the Monthly Benefit into the
Policy, starting on the first monthly    CHANGES TO THE MONTHLY BENEFIT
Deduction Day following the end of the   We reserve the right to limit the
Elimination Period.                      amount of Monthly Benefit that will be
                                         paid into the Policy to the amount
We will continue to pay the Monthly      necessary to ensure or maintain
Benefit until the earliest of:           favorable qualification of this rider
                                         and/or the Policy under applicable tax
(a)  the date Satisfactory Proof of a    laws. Any portion of the Monthly
     continued Total Disability is not   Benefit in excess of the maximum
     provided in accordance with this    premium that can be paid into the
     rider; or                           Policy so that it is qualified as life
                                         insurance under applicable tax laws
(b)  the date on which the Covered       will be paid to You.
     Insured's Total Disability ceases;
     or

(c)  the Termination Date of the
     Covered Insured's life insurance
     coverage under the Policy; or

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The Monthly Benefit will be              (h)  the Covered Insured's engaging in
automatically adjusted whenever:              hang gliding, bungee jumping,
                                              parachuting, sail gliding,
(a)  the Policy Specified Amount is           parasailing or parakiting, or any
     increased or decreased;                  similar activity; or

(b)  a benefit rider is increased,       (i)  the Covered Insured's riding in or
     decreased, added or removed; or          driving any motor-driven vehicle
                                              in a race, stunt show or speed
(c)  there is a change in the premium         test; or
     or rate class for any person(s)
     insured under the Policy or any     (j)  the Covered Insured's practicing
     attached benefit riders.                 for or participating in any
                                              semiprofessional or professional
We will require evidence of the Covered       competitive athletic contest for
Insured's insurability satisfactory to        which the Covered Insured receives
Us for any increase in Monthly Benefit        any type of compensation or
Amount. We will notify You of any             remuneration; or
changes to the Monthly Benefit.
                                         (k)  the Covered Insured's operating
EXCLUSIONS                                    any type of land, water or air
We will not pay any Benefit for any           vehicle while having a blood
Accident or Sickness of the Covered           alcohol content at or above the
Insured caused in whole or in part by,        level made illegal for operation
or resulting in whole or in part from:        of such vehicle by the
                                              jurisdiction where the Accident
(a)  the Covered Insured's suicide,           occurred; or
     attempt at suicide, intentional
     self-inflicted injury or sickness,  (l)  the Covered Insured's having a
     or attempt at intentional                neurosis, psychoneurosis,
     self-inflicted injury or sickness,       psychopathy, psychosis, or
     while sane or insane; or                 emotional disease or disorder of
                                              any kind, including but not
(b)  the Covered Insured's use of             limited to bipolar affective
     alcohol, one or more drugs or any        disorder (manic depressive
     other mind-altering substance,           syndrome), delusional (paranoid)
     except for drugs taken as                disorders, psychotic disorders,
     prescribed by a Physician; or            somatoform disorders
                                              (psychosomatic illness), eating
(c)  the Covered Insured's commission         disorders, schizophrenia, anxiety
     of or attempt to commit a felony         disorders, depression, stress,
     or assault; or                           post-partum depression, or
                                              post-traumatic stress syndrome or
(d)  the Covered Insured's engagement         disorder, including any physical
     in an illegal activity or                manifestations relating to any of
     occupation; or                           these conditions. However, this
                                              rider does not exclude a Covered
(e)  the Covered Insured's voluntary          Sickness resulting from
     participation in any riot or civil       Alzheimer's disease or similar
     insurrection; or                         forms of senility or senile
                                              dementia, first manifested after
(f)  declared or undeclared war, or any       the Effective Date; or
     act of declared or undeclared war;
     or                                  (m)  pregnancy and pregnancy-related
                                              conditions, until the Covered
(g)  the Covered Insured's operating,         Insured has been covered by this
     learning to operate, or serving as       rider for a period of 10 Months.
     a crew member of an aircraft or          However, this subsection will not
     hot air balloon, including those         apply to a Complication of
     which are not motor driven, or           Pregnancy that would otherwise be
     jumping, parachuting, or falling         deemed by Us to be a Covered
     from an aircraft or hot air              Sickness; or
     balloon; or
                                         (n)  all conditions expressly excluded
                                              by any rider to the Policy.

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NOTICE OF CLAIM                          If the Covered Insured refuses to
You must provide to Us written notice    submit to such an examination within 30
of claim within 60 days after a Covered  days after the date of Our request, no
Accident occurs or a Covered Sickness    Benefit under this rider will be
is incurred or as soon thereafter as     payable until the Covered Insured
reasonably possible, but in no event     submits to the examination from which
more than 180 days thereafter. You may   We receive Satisfactory Proof of the
give notice at Our Administrative        Covered Insured's Total Disability.
Center. Your notice should include the
name and the Policy Number shown on the  COST OF INSURANCE
Policy Schedule.                         The Monthly Cost of Insurance for each
                                         Covered Insured's coverage under this
CLAIM FORMS                              rider is shown on the Policy Schedule.
When We receive Your notice, We will     The Monthly Cost of Insurance for a
send You forms for filing proof of       Covered Insured will be included in the
loss. If these forms are not sent to     Monthly Deduction while such Covered
You within 15 days, You will have met    Insured's coverage under this rider is
the proof of loss requirements by        in force.
providing Us a written statement of the
nature and extent of Your loss within    INCONTESTABILITY
the time provided for proof of loss.     We rely on the statements made in the
                                         application for this rider and the
PROOF OF LOSS                            application for any reinstatements of
You must provide to Us written proof of  this rider or any increases of coverage
loss at Your expense. For any periodic   under this rider. These statements, in
payment contingent upon continuing       the absence of fraud, are considered
Total Disability, written proof must be  representations and not warranties. No
provided within 90 days after the        statement may be used in defense of a
Elimination Period or as soon            claim under this rider unless it is in
thereafter as reasonably possible, but   such applications.
in no event more than one year
thereafter.                              Except for non-payment of premiums, for
                                         fraudulent misrepresentation, or as
We can require proof at reasonable       stated below, We cannot contest this
intervals that Total Disability          rider after it has been in force during
continues. We will not pay any Monthly   the Covered Insured's lifetime for two
Benefits if Satisfactory Proof is not    years from the rider's Effective Date.
furnished as required.
                                         Exceptions:
You must provide to Us any
authorizations necessary to obtain       (a)  We cannot contest any claim
medical or other records to verify            related to an increase in the
Total Disability. Additionally, You           Waiver of Specified Premium Rider
must provide to Us any financial              after such increase has been in
records as We deem necessary.                 effect during the Covered
                                              Insured's lifetime for two years.
PHYSICAL EXAMINATION
At Our expense, We can require physical  (b)  If this rider is reinstated, We
examination of the Covered Insured by a       cannot contest this rider after it
Physician of Our choice in the United         has been in effect during the
States as often as We deem necessary          Covered Insured's lifetime for two
while a claim is pending or when You          years from the date of
are required to provide proof that            reinstatement.
Total Disability continues. We will not
pay for any travel or other expenses of  AGE INCORRECTLY STATED
the Covered Insured related to such      If a Covered Insured's Age has been
examination.                             incorrectly stated in the application,
                                         We will adjust the Monthly Benefit. The
                                         adjusted Monthly Benefit will be the
                                         amount that would have been purchased
                                         by the most recent Monthly Cost of
                                         Insurance at the Covered Insured's
                                         correct Attained Age.

14306                         (Continued on Back)                         Page 5

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Age means the Covered Insured's age on   (a)  on the Termination Date for such
the Covered Insured's nearest birthday        Covered Insured's coverage under
as of the Effective Date of his or her        this rider as shown on the Policy
coverage under this rider. Attained Age       Schedule;
means the Covered Insured's Age plus
the number of full years from the        (b)  on the monthly Deduction Day next
Effective Date of his or her coverage         following Our receipt of a written
under this rider.                             request from You to terminate such
                                              Covered Insured's coverage;
REINSTATEMENT
At any time within five years after the  (c)  on the Termination Date of such
end of the Grace Period and before the        Covered Insured's life insurance
Termination Date shown for this rider         coverage under the Policy;
on the Policy Schedule, We will
reinstate this rider by written request  (d)  on the Termination Date of the
if the conditions below are met. To           Policy; or
reinstate this rider You must:
                                         (e)  if applicable, on the date the
(a)  reinstate the Policy at the same         Policy is continued as paid-up
     time;                                    whole life insurance.

(b)  present evidence of insurability    You may terminate this rider on any
     for the Covered Insured             monthly Deduction Day by written
     satisfactory to Us; and             request to Us. Any Monthly Cost of
                                         Insurance for this rider deducted after
(c)  pay enough premium to keep this     the end of coverage will be credited to
     rider in force for two months.      the Accumulation Value of the Policy.

The reinstated rider will be in force    A claim based on Total Disability that
from the monthly Deduction Day on or     began before termination of the Covered
following the date We approve the        Insured's coverage under this rider
reinstatement application.               will not be affected by the
                                         termination.
TERMINATION
A Covered Insured's coverage under this  GENERAL
rider will terminate:                    This rider is part of the Policy to
                                         which it is attached. The Benefits
                                         provided by this rider are subject to
                                         all the provisions and requirements of
                                         this rider and the Policy. This rider
                                         has no cash or loan value.

                    AMERICAN GENERAL LIFE INSURANCE COMPANY

                                           KEVIN HOGAN
                                           President

(C) American International Group, Inc. All Rights Reserved.

14306                                                                     Page 6